Exhibit (h)(84)

                                ESCROW AGREEMENT


                  This ESCROW AGREEMENT (the "Agreement"), is effective as of September 29, 2006, by and among The RBB Fund, Inc. (the "Company"), with respect to the Company's Money Market Portfolio (the "Portfolio"); BlackRock Institutional Management Corporation ("BIMC"); and PFPC Trust Company ("Escrow Agent").

                                   BACKGROUND

                  Pursuant to an Interim Investment Advisory and Administration Agreement, dated as of September 29, 2006, by and between the Company and BIMC (the "Interim Agreement"), BIMC has agreed to provide certain investment advisory services to the Company with respect to the Portfolio. Pursuant to
Section 13 of the Interim Agreement, the compensation payable to BIMC by the Company is required to be deposited into escrow. The Company, BIMC and Escrow Agent now wish to enter into this Agreement providing for the appointment by the Company and BIMC of Escrow Agent to hold such escrowed funds and to set forth the terms and conditions under which such funds held in escrow shall be disbursed.

                  NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound, the parties hereto agree as follows:

                  1. APPOINTMENT OF ESCROW AGENT. The Company and BIMC hereby appoint Escrow Agent as the escrow agent under this Agreement and Escrow Agent hereby accepts such appointment and agrees to hold all of the funds deposited into escrow with it and investments purchased with such funds, together with all interest and income thereon and other proceeds thereof, including proceeds of the sale or maturity of investments constituting any of the assets held by Escrow Agent hereunder (collectively, the "Escrow Money"), and to perform its other duties hereunder in accordance with the terms hereof.


                  2. ESTABLISHMENT OF ESCROW. The Company shall deposit with Escrow Agent as Escrow Money the monthly advisory fees payable to BIMC by the Company for services provided and expenses assumed pursuant to the Interim Agreement. The Company shall deposit such advisory fees with the Escrow Agent by wire transfer. Escrow Agent shall have no obligation to require any Escrow Money to be deposited with it. Escrow Agent shall hold the Escrow Money in a segregated account on behalf of the Portfolio as agent pursuant to this Agreement, and shall disburse the Escrow Money pursuant to the terms of this Agreement.


                  3. INVESTMENT OF ESCROW MONEY. Until all of the Escrow Money shall have been disbursed as provided in this Agreement, the same shall be invested in a money market mutual fund or interest bearing time deposits as from time to time the Company directs in writing. The Escrow Agent and/or its affiliates may receive fees from such investment. All income earned on and other proceeds of the Escrow Money
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                                                                 Exhibit (h)(84)

shall be added to the amount thereof and distributed in accordance with the terms hereof. Such income shall be treated as income of BIMC for income tax purposes; Escrow Agent shall have no filing, reporting or other obligations with respect thereto. If so directed in writing by the Company, Escrow Agent shall settle the sale of such specific investments comprising all or a portion of the Escrow Money as the Company shall direct in writing. Escrow Agent shall promptly provide the Company and BIMC with a monthly statement of the assets comprising the Escrow Money at the end of such month and of all debits and credits relating to the Escrow Money during such month.

                  4. DISPOSITION OF ESCROW MONEY. Escrow Agent shall disburse the Escrow Money only pursuant to the mutual written directions of the Company and BIMC.

                  5. RESIGNATION OR REMOVAL OF ESCROW AGENT. Escrow Agent may resign at any time upon 30 days' prior written notice to the Company and BIMC, and may be removed by the mutual consent of the Company and BIMC upon 30 days' prior written notice to Escrow Agent. Prior to the effective date of the resignation or removal of Escrow Agent or any successor escrow agent, the Company shall appoint a successor escrow agent to hold the Escrow Money, and any such successor escrow agent shall execute and deliver to the predecessor escrow agent an instrument accepting such appointment, upon which delivery such successor agent shall, without further act, become vested with all of the rights, powers and duties of the predecessor escrow agent as if originally named herein.

                  6. LIABILITY OF ESCROW AGENT.

                      (a) The duties of Escrow Agent hereunder are only as specifically set forth herein and are entirely administrative and not discretionary. Escrow Agent is obligated to act only in accordance with written instructions received by it as provided in this Agreement, is authorized hereby to comply with any orders, judgments or decrees of any court or arbitration panel and shall not incur any liability as a result of its compliance with such instructions, orders, judgments or decrees. Escrow Agent may assume the due execution, validity and effectiveness of, and the truth and accuracy of any information contained in, any instruction or any instrument or other document presented to it which Escrow Agent shall in good faith believe to be genuine, and to have been signed or presented by the persons or parties purporting to sign or present the same.

                      (b) Escrow Agent shall have no liability under, or duty to inquire into, the terms or provisions of any other agreement or arrangement between or requirement applicable to any of the other parties hereto. In the event that any of the terms or provisions of any other agreement, arrangement or requirement conflict or are inconsistent with any of the terms and provisions of this Agreement, the terms and provisions of this Agreement in respect of Escrow Agent's rights and duties shall govern and control in all respects.

                      (c) If Escrow Agent shall be uncertain as to its duties or rights hereunder, it shall be entitled to refrain from taking any action other than to keep safely all property held in escrow pursuant hereto until it shall be directed otherwise in a writing signed by the Company and BIMC, or by an order of a court of competent jurisdiction. Escrow Agent may consult with counsel of its choice, including in-house counsel, and

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                                                                 Exhibit (h)(84)

shall not be liable for any action taken, suffered, or omitted by it in accordance with the written advice of such counsel. Escrow Agent (i) shall not be required to institute legal proceedings of any kind and (ii) shall not be required to defend any legal proceedings which may be instituted in respect of the subject matter of this Agreement unless requested to do so by another party hereto and indemnified to its reasonable satisfaction against the costs and expenses of such defense.

                      (d) The Company and BIMC hereby waive any suit, claim, demand or cause of action of any kind which either one or both may have to assert against Escrow Agent arising out of or relating to the execution or performance by Escrow Agent of this Agreement, unless such suit, claim, demand or cause of action is the result of the willful misconduct, gross negligence or bad faith of Escrow Agent in performing an express obligation hereunder. In no event shall Escrow Agent have any responsibility with respect to any investment losses relating to the Escrow Money. Escrow Agent shall be indemnified and held harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by Escrow Agent in the performance of this Agreement except as a result of the willful misconduct, gross negligence or bad faith of Escrow Agent in performing an express obligation hereunder. All such reimbursements and indemnifications shall be paid by BIMC. Escrow Agent's right to such reimbursements and indemnifications shall survive its resignation or removal and/or termination of this Agreement.

                      (e) Notwithstanding anything in this Agreement to the contrary, the Escrow Agent shall not have any liability for any indirect, special or consequential damages, regardless of whether the Escrow Agent was aware of the possibility thereof. Notwithstanding anything in this Agreement to the contrary, Escrow Agent shall not have any liability for any failure, delays or damages occurring by reason of circumstances beyond its reasonable control.

                  7. FEES AND OUT-OF-POCKET EXPENSES OF ESCROW AGENT. Escrow Agent's fees and out-of-pocket expenses shall be paid by BIMC and shall be paid promptly upon receipt of an invoice from Escrow Agent. Escrow Agent's fees shall be as set forth on Schedule A hereto.


                  8. NOTICES. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telecopy, receipt acknowledged, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

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                                                                 Exhibit (h)(84)

                  TO COMPANY:
                  -----------

                  The RBB Fund, Inc.
                  400 Bellevue Parkway
                  Wilmington, DE  19809
                  Attn: Edward J. Roach
                  Fax:  (302) 791-2240

                  With copies to:

                  Michael P. Malloy, Esq.
                  Drinker Biddle & Reath, LLP
                  One Logan Square
                  18th & Cherry Streets
                  Philadelphia, PA  19103
                  Fax:  (215) 988-2757

                  TO BIMC:
                  --------

                  BlackRock Institutional Management Corporation
                  100 Bellevue Parkway
                  Wilmington, DE 19809
                  Attn: Neal Andrews
                  Fax:  (302) 797-2455

                  TO ESCROW AGENT:
                  ----------------

                  PFPC Trust Company
                  8800 Tinicum Boulevard
                  Philadelphia, PA 19153
                  Attn: Edward Smith
                  Fax:  (215) 749-3946

                  9. ENTIRE AGREEMENT AND MODIFICATION. This Agreement constitutes the entire agreement among the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. Any amendment, modification or waiver of this Agreement shall not be effective unless agreed among the parties hereto in writing. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same nor shall the exercise of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of any right, remedy, power or privilege with respect to any other occurrence. This Agreement shall automatically terminate upon disbursement of all the Escrow Money maintained hereunder.

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                                                                 Exhibit (h)(84)

                  10. GOVERNING LAW. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to otherwise applicable principles of conflicts of law.

                  11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

                  12. BINDING EFFECT. Except as contemplated by Section 5 hereof, no party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto (provided that Escrow Agent may utilize a sub-custodian in connection with its services under this Agreement and provided further that Escrow Agent shall be responsible for the acts and omissions of such sub-custodian to the same extent that Escrow Agent is responsible for its own acts and omissions under this Agreement). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, assigns, heirs, executors and administrators. If any provision of this Agreement shall be or become illegal or unenforceable in whole or in part for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid, binding and subsisting.


                  IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first-above written.

                                          THE RBB FUND, INC.


                                          By: /s/ Edward J. Roach
                                              ----------------------------------
                                          Name: Edward J. Roach
                                          Title: President


                                          BLACKROCK INSTITUTIONAL
                                          MANAGEMENT CORPORATION


                                          By: /s/ Paul Audet
                                              ----------------------------------
                                          Name: Paul Audet
                                          Title:


                                          PFPC TRUST COMPANY


                                          By: /s/ Edward A. Smith
                                              ----------------------------------
                                          Name: Edward A. Smith
                                          Title: Vice President and Director

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                                                                 Exhibit (h)(84)

                                   SCHEDULE A

                              Fees of Escrow Agent


Fee for each segregated account upon               $100 per month; first two
its establishment in accordance with               monthly payments are waived
Section 2 of the Agreement (each, a
"segregated account")


Out of pocket expenses                             As incurred by Escrow Agent



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